Exhibit 21.1

Significant Subsidiaries of the Registrant

The following are significant subsidiaries of KCG Holdings, Inc. as of December 31, 2015 and the states in which they are organized. Indentation indicates the principal parent of each subsidiary. Except as otherwise specified, in each case KCG Holdings, Inc. owns, directly or indirectly, at least 99% of the voting securities of each subsidiary. The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of December 31, 2015, a "significant subsidiary" as that term is defined in Rule 1-02(w) of regulation S-X under the Securities Exchange Act of 1934.

Name	State of Entity
KCG Holdings, Inc.	Delaware
Knight Capital Group LLC	Delaware
Knight Capital Holdings LLC	Delaware
KCG Americas LLC	Delaware
KCG Europe Limited	England and Wales
GETCO, LLC	Illinois
Global Colocation Services LLC	Delaware
GETCO Holding Company, LLC	Delaware
GETCO Europe Limited	England and Wales
GETCO Trading, LLC	Delaware
GETCO Investments, LLC	Delaware
KCG Asia Pacific Pte. Ltd.	Singapore